EX. 8(c)



State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, MA  02171

RE:   NEUBERGER & BERMAN INCOME TRUST (THE "FUND")

Gentlemen:

This is to advise you that Neuberger & Berman Ultra Short Bond Trust will be merged into Neuberger & Berman Limited Maturity Bond Trust as of the close of business on February 27, 1998. Also, as you know Neuberger & Berman Government Income Trust has been dissolved. In accordance with Section 14 of the Custodian Contract dated 7/2/93 and Section 11 of the Transfer Agency and Services Agreement dated 7/1/93 between the Fund and State Street Bank and Trust Company, the Fund hereby requests that the respective contracts be amended to reflect the deletion of these two series and that all series subject to these agreements be set forth in a Schedule A to both contracts.
New Schedule As are attached hereto.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Fund and retaining one copy of your records.




By: /s/ Michael J. Weiner
    _________________________________
      Michael J. Weiner
      Vice President
      Neuberger & Berman Income Trust


Agreed to as of this 2nd day of March, 1998.


State Street Bank and Trust Company


By: /s/ Ronald E. Logue
    _________________________________
Title: Executive Vice President